Exhibit 99.1

PRESS RELEASE

Ramesh Zacharias
CEO
Med-Emerg International Inc.
Tel: 905-858-1368
Email: rzacharias@med-emerg.com

MED-EMERG INTERNATIONAL INC. ANNOUNCES QUARTERLY RESULTS: REVENUES AND GROSS MARGINS INCREASE

Toronto, Canada - May 16, 2005: Med-Emerg International Inc. (OTCBB - MDER, MDERW), announced today that revenues from continuing operations for the three-month period ended March 31, 2005 increased 26% to $3.1 million compared to $2.4 million for the three-month period ended March 31, 2004, (all amounts are $US unless otherwise stated). The increase in revenue was mainly attributable to the Medical Services Division where increases were experienced in both the Infusion Services and the Pain Management segments of the business. Revenues from the Staffing Solutions Division decreased slightly to $1.99 million for the three-month period ended March 31, 2005 compared to $2.03 million for the three-month period ended March 31, 2004 a decrease of approximately 2%.

Gross margins, the excess of revenue over direct costs, for the three-month period ended March 31, 2005 increased to $808 thousand compared to $543 thousand for the three-month period ended March 31, 2004, an increase of 60%.

The Company also reported a negative EBIDTA of ($279) thousand compared to a negative EBITDA of ($223) thousand for the three-month period ended March 31, 2004.The increased loss is the result of increased salary and general and administrative expenses. The loss attributable to common shareholders increased from ($148) thousand for the three-month period ended March 31, 2004 to ($297) thousand in 2005. The increase results from the increase in non-cash charges associated with Stock Compensation Expenses. Absent these charges, the loss attributable to common shareholders would have been reduced to about $85 thousand.

Dr. R. Zacharias stated, “Despite downward pressure on EBITDA, there are some positive indicators. This year we increased staffing contracts by 22%. The impact of these new contracts will be seen in the coming months. We have also just opened our third pain management center. Our Consulting team is currently completing its largest assignment to-date, advising the four Atlantic Provinces on human healthcare resource planning. This assignment has resulted in increased market awareness for Med-Emerg and two new consulting opportunities. Our recently announced Pharmacy Locum business, in association with the Ontario Pharmacists Association, will launch this quarter and early response to the concept has been positive. As previously stated, we continue to address issues arising from the termination of the DND contract. We have filed a complaint with the Canadian International Trade Tribunal (CITT) and have launched a Cdn$100,000,000 lawsuit against the winning bidder and a former employee. As part of this submission, we have requested that the contract award be terminated and the contract be awarded to Med-Emerg. We anticipate that the CITT will announce its findings in June.

MEII specializes in the coordination and delivery of emergency and primary health care related services in Canada. These services include physician and nurse staffing and recruitment, clinical management services, a drug infusion service, and an integrated pain management program.